UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 1, 2006
Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

000-50805	20-0138854

(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas	77056-6118

(Address of Principal Executive Offices)	(Zip Code)
(888) 220-6121

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 1, 2006, Hines REIT Properties, L.P. (the “Operating Partnership”), a subsidiary of Hines Real Estate Investment Trust, Inc. (“Hines REIT” or the “Company”) entered into a contract with a subsidiary of Alliance Commercial Partners to acquire 3400 Data Drive, an office property in Rancho Cordova, California. The seller is not affiliated with Hines REIT or its affiliates. 3400 Data Drive is a three-story office building constructed in 1990. The property contains approximately 149,703 square feet of rentable area and is 100% leased to Catholic Healthcare West, a firm that operates a system of 41 hospitals and medical centers in California, Arizona and Nevada. The lease expires in June 2013 and provides options to renew for two five-year terms.
     The contract purchase price for 3400 Data Drive is expected to be approximately $33.0 million, exclusive of transaction costs, financing fees and working capital reserves. Hines REIT anticipates that it will fund the acquisition using proceeds from its current public offering. In connection with the acquisition of this property, Hines REIT expects to pay its advisor, Hines Advisors Limited Partnership approximately $165,000 in cash acquisition fees.
     Hines REIT anticipates that the closing will occur on or about November 22, 2006, subject to a number of closing conditions. Although Hines REIT’s management believes the acquisition of 3400 Data Drive is probable, there can be no guarantee that the acquisition will be consummated. If the Operating Partnership elects not to close on 3400 Data Drive, it will forfeit its $2 million earnest money deposit.
Item 8.01 Other Events.
     On October 31, 2006, an indirect subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (the “Core Fund”) entered into a contract with Commerz Grundbesitz-Investmentgesellschaft mbH to acquire Riverfront Plaza, an office property located at 901 and 951 East Byrd Street in downtown Richmond, Virginia. The Core Fund is an affiliate of Hines Interests Limited Partnership (“Hines”), the sponsor of Hines REIT, and of Jeffrey C. Hines, Chairman of Hines REIT’s Board of Directors. The Operating Partnership owned a 32.6% interest in the Core Fund as of November 1, 2006.
     Riverfront Plaza consists of two 21-story office buildings constructed in 1990. The buildings contain approximately 949,498 square feet of rentable area and are approximately 98% leased. Wachovia Securities, an investment banking firm, leases 351,219 square feet, or approximately 37% of the property’s rentable area, under a lease that expires in June 2013 and provides options to renew for two five-year terms. Hunton & Williams, a law firm, leases 305,837 square feet, or approximately 32% of the property’s rentable area, under a lease that expires in June 2015 and provides options to renew for four five-year terms. No other tenant leases more than 10% of the property’s rentable area.
     The contract purchase price for Riverfront Plaza is expected to be approximately $277.5 million, exclusive of transaction costs, financing fees and working capital reserves. The Core Fund expects to fund its acquisition of Riverfront Plaza using borrowings by its subsidiary under its revolving credit facility and mortgage financing obtained in connection with the acquisition. In connection with the acquisition, third-party investors in the Core Fund will pay an affiliate of Hines advising the Core Fund no more than approximately $1.9 million in cash acquisition fees.
     The Core Fund anticipates that the closing will occur on or about November 16, 2006, subject to a number of closing conditions. Although Core Fund management believes the acquisition of Riverfront Plaza is probable, there can be no guarantee that the acquisition will be consummated. If the Core Fund elects not to close on Riverfront Plaza, it will forfeit the $27.8 million earnest money deposit made.
     The Core Fund is an investment vehicle organized in August 2003 by Hines to invest in existing office properties in the United States that Hines believes are desirable long-term “core” holdings.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the timing of potential investments and ownership levels described therein and funding sources for the same, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission .

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
November 7, 2006	By:	/s/ Frank R. Apollo
Frank R. Apollo
Chief Accounting Officer